CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schroder Global Series Trust and Schroder Series Trust of our report dated December 28, 2018, relating to the financial statements and financial highlights, which appears in Schroder North American Equity Fund, Schroder Emerging Markets Small Cap Fund, Schroder Short Duration Bond Fund, Schroder Total Return Fixed Income Fund, Schroder Long Duration Investment-Grade Bond Fund, and Schroder Core Bond Fund’s Annual Report on Form N-CSR for the periods ended October 31, 2018. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

February 28, 2019